SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Aastrom Biosciences, Inc.
(Name of Registrant as Specified in Its Charter)
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March   , 2008

Dear Shareholder:

We cordially invite you to a Special Meeting of Shareholders of Aastrom Biosciences, Inc. (“Aastrom”). The Special Meeting of Shareholders will be held on [Tuesday, April 8, 2008] at 9:00 a.m. (EDT), at Aastrom’s offices, 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105 to consider the following matters.

1. To approve the grant of discretionary authority to Aastrom’s Board of Directors to amend Aastrom’s Restated Articles of Incorporation to effect a reverse stock split of Aastrom’s issued and outstanding common stock at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, at any whole number ratio between one for five and one for fourteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”). The Reverse Stock Split will not occur unless the Board of Directors determines that it is in the best interests of Aastrom and its shareholders to implement the Reverse Stock Split.

2. To consider such other business as may properly come before the Special Meeting of Shareholders and any adjournment thereof.

The proposal to effect the Reverse Stock Split is discussed in more detail in the enclosed Notice of Special Meeting of Shareholders and Proxy Statement.

Your vote is important. Please use this opportunity to take part in the affairs of Aastrom by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

Sincerely,

George W. Dunbar, Jr.
President and Chief Executive Officer

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, MI 48105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [APRIL 8, 2008]

TIME	9:00 a.m. (Eastern Daylight Time) on [Tuesday, April 8, 2008].

PLACE	Aastrom Biosciences Corporate Office 24 Frank Lloyd Wright Drive, Lobby K Ann Arbor, MI 48105

ITEMS OF BUSINESS	1. To approve the grant of discretionary authority to Aastrom’s Board of Directors to amend Aastrom’s Restated Articles of Incorporation to effect a reverse stock split of Aastrom’s issued and outstanding common stock at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, at any whole number ratio between one for five and one for fourteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”). The Reverse Stock Split will not occur unless the Board of Directors determines that it is in the best interests of Aastrom and its shareholders to implement the Reverse Stock Split.

2. To consider such other business as may properly come before the Special Meeting of Shareholders and any adjournment thereof.

RECORD DATE	You may vote at the Special Meeting of Shareholders if you were a shareholder of record at the close of business on [February 26], 2008.

VOTING BY PROXY	If you cannot attend the Special Meeting of Shareholders, you may vote your shares over the internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are on your proxy card.

By order of the Board of Directors,

Julie A. Caudill
Corporate Secretary and Controller

Ann Arbor, Michigan
March   , 2008

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation, for use at the Special Meeting of Shareholders to be held [April 8, 2008], or any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting. The date of this Proxy Statement is March [  ], 2008, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders. Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company,” and “Aastrom” refer to Aastrom Biosciences, Inc.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, SOLICITATION AND VOTING

What am I voting on?

There is one proposal scheduled to be voted on at the Special Meeting of Shareholders:

•	To approve the grant of discretionary authority to Aastrom’s Board of Directors to amend Aastrom’s Restated Articles of Incorporation to effect a reverse stock split of Aastrom’s issued and outstanding common stock at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, at any whole number ratio between one for five and one for fourteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”). The Reverse Stock Split will not occur unless the Board of Directors determines that it is in the best interests of Aastrom and its shareholders to implement the Reverse Stock Split.

If this proposal is approved by Aastrom’s shareholders, Aastrom’s Board of Directors will be granted the discretionary authority to select any whole number ratio between one for five and one for fourteen for the Reverse Stock Split, and will be authorized to effect the Reverse Stock Split at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors. The Reverse Stock Split will not change the number of authorized shares of common stock or preferred stock.

Who is entitled to vote?

Shareholders as of the close of business on [February 26], 2008 (the “Record Date”), may vote at the Special Meeting of Shareholders. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Special Meeting of Shareholders. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (see below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 132,886,835 shares of Aastrom common stock were outstanding and entitled to vote.

How many votes are required to approve the proposal?

Approval of the proposal to approve the Reverse Stock Split requires the affirmative vote of at least two-thirds of all outstanding shares of common stock (in person or by proxy).

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the Reverse Stock Split. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the proposal to approve the Reverse Stock Split.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Special Meeting of Shareholders, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to approve the Reverse Stock Split.

How does the Board of Directors recommend that I vote?

Aastrom’s Board of Directors recommends that you vote your shares “FOR” approving the Reverse Stock Split.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you need not return your proxy card.

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on [April 7], 2008.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Aastrom;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Special Meeting of Shareholders.

Can I receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you hold shares registered directly in your name, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.aastrom.com;

•	Click on Investors;

•	In the Shareholder Services section, click on Shareholder Electronic Delivery; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s annual report and proxy materials at www.aastrom.com/annuals.cfm.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by Aastrom. Aastrom has retained Broadridge Financial Solutions (“Broadridge”) to solicit registered shareholders and to request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons, at a cost of approximately [$     ], plus reimbursement of their reasonable out-of-pocket expenses. Aastrom may supplement the original solicitation of proxies by mail, telephone, electronic mail or personal solicitation by our officers, directors, and other regular employees, without additional compensation. Aastrom has retained MacKenzie Partners to assist us in the solicitation of proxies, if required, at a cost of approximately $3,000, plus reimbursement of their reasonable out-of-pocket expenses. Voting results will be tabulated and certified by Broadridge.

PROPOSAL

PROPOSAL TO APPROVE THE GRANT OF DISCRETIONARY AUTHORITY TO AASTROM’S BOARD OF DIRECTORS TO AMEND AASTROM’S RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF AASTROM’S ISSUED AND OUTSTANDING COMMON STOCK AT ANY TIME WITHIN FOUR (4) WEEKS AFTER THE DATE SHAREHOLDER APPROVAL IS OBTAINED REGARDING THE REVERSE STOCK SPLIT, AT ANY WHOLE NUMBER RATIO BETWEEN ONE FOR FIVE AND ONE FOR FOURTEEN, WITH THE

EXACT EXCHANGE RATIO AND TIMING OF THE REVERSE STOCK SPLIT (IF AT ALL) TO BE DETERMINED AT THE DISCRETION OF THE BOARD OF DIRECTORS

General

Our Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the shareholders for their approval, a proposal to grant discretionary authority to Aastrom’s Board of Directors to amend Aastrom’s Restated Articles of Incorporation to effect a Reverse Stock Split of Aastrom’s issued and outstanding common stock at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, at any whole number ratio between one for five and one for fourteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors.

If this proposal is approved by Aastrom’s shareholders, Aastrom’s Board of Directors will be granted the discretionary authority to select any whole number ratio between one for five and one for fourteen for the Reverse Stock Split, and will be authorized to effect the Reverse Stock Split at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors. Our Board of Director’s decision whether or not (and when) to effect the Reverse Stock Split (and at what whole number ratio to effect the Reverse Stock Split) will also be based on a number of factors, including market conditons, existing and anticipated trading prices for our common stock and the continued listing requirements of the Nasdaq Capital Market.

Shareholder approval is being sought to effect the Reverse Stock Split at any whole number ratio between one for five and one for fourteen in order to provide Aastrom’s Board of Directors with the flexibility to determine the ultimate exchange ratio of the Reverse Stock Split, based upon the best interests of the Company and its shareholders.

If the shareholders approve the Reverse Stock Split, Aastrom reserves the right not to effect the Reverse Stock Split if our Board of Directors does not deem it to be in the best interests of Aastrom and its shareholders. If approved by our shareholders and assuming our Board of Directors determines the Reverse Stock Split to be in the best interests of Aastrom and its shareholders, it is our intention that it would be effected shortly after the date of Special Meeting of Shareholders, but it may become effective on any date selected by our Board of Directors within four (4) weeks after the date shareholder approval is obtained.

The amendment to our Restated Articles of Incorporation relating to this Proposal is attached to this proxy statement as Annex A. The form of the proposed amendment to effect the Reverse Stock Split, as more fully described below, will effect the Reverse Stock Split but will not change the number of authorized shares of common stock or preferred stock.

Purpose

We are asking shareholders to approve this Proposal for the following reasons:

Maintain Nasdaq Capital Market Listing.  Our common stock trades on the Nasdaq Capital Market. On December 20, 2007, we received a deficiency letter from the Nasdaq Stock Market indicating that for 30 consecutive trading days our common stock had a closing bid price below the $1.00 minimum closing bid as required for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), we were provided a compliance period of 180 calendar days, or until June 17, 2008, to regain compliance with this requirement.

We can regain compliance with the minimum closing bid price rule if the bid price of our common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day compliance period, although Nasdaq may, in its discretion, require us to maintain a minimum closing bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that we have demonstrated the ability to maintain long-term compliance. If compliance is not achieved by June 17, 2008, we will be eligible for an additional 180-day compliance period if we meet the Nasdaq

Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c) other than the minimum closing bid price requirement.

We believe that approval of this Proposal would provide us with the ability to meet the continued listing requirements for the Nasdaq Capital Market. We do not believe that having our common stock delisted from the Nasdaq Capital Market is desirable because, among other things, it would reduce the liquidity of our common stock. If our common stock’s closing bid price satisfies the minimum closing bid price rule prior to approval of this Proposal, we may still effect the Reverse Stock Split if shareholders approve this Proposal and if our Board of Directors determines that effecting the Reverse Stock Split would be in the best interests of Aastrom and its shareholders.

Increase Our Common Stock Price to a Level More Appealing for Investors.  We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the company available to investors. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our shareholders, thereby resulting in a broader market for our common stock than that which currently exists.

Certain Risks Associated with the Reverse Stock Split

We cannot assure you that the market price per each share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For example, using the closing price of our common stock on [February 15], 2008 of [$0.66] per share as an example, if our Board of Directors were to implement the Reverse Stock Split at a one for [eight] ratio, we cannot assure you that the post-split market price of our common stock would be [$5.28 ($0.66 × 8)] or greater. In many cases, the market price of a company’s shares declines after a reverse stock split. Thus, while our stock price might meet the Nasdaq Stock Market’s continued listing requirements for the Nasdaq Capital Market initially, we cannot assure you that it would continue to do so.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

We also cannot assure you that the Reverse Stock Split will result in per share stock prices that will attract additional investors or increase analyst coverage.

Shareholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a shareholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

This proxy statement includes forward-looking statements, including statements regarding our intent to solicit approval of the Reverse Stock Split, the timing and ratio of the Reverse Stock Split and the potential benefits of the Reverse Stock Split, including, but not limited to, the duration and amount of any increase in our common stock price resulting from the Reverse Stock Split and any related increase in investors or analyst coverage. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “trends,” “opportunity,” “comfortable,”

“current,” “intention,” “position,” “assume,” “potential,” “outlook,” “remain,” “continue,” “maintain,” “sustain,” “seek,” “achieve,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. These risks include, but are not limited to, risks relating to the volatility of our stock price, general market and economic conditions, the future growth of our business, the nature of our shareholders and potential shareholders, and unexpected delays in preparing, filing and mailing definitive proxy materials for the Reverse Stock Split. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this proxy statement and other risk factors that could affect our business, including the risk factors described in the “Risk Factors” sections in our filings with the SEC, including our Annual Report on Form 10-K for the year ended June 30, 2007.

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Principal Effects of the Reverse Stock Split

If the shareholders approve this Proposal to authorize our Board of Directors to implement the Reverse Stock Split and our Board of Directors decides to implement the Reverse Stock Split, we will amend the existing provision of our Restated Articles of Incorporation relating to our authorized capital to add the following paragraph at the end thereof:

“Effective at 5:00 p.m. (EDT), on the date of filing of the Certificate of Amendment with the State of Michigan, every [five] ... [fourteen] outstanding shares of Common Stock will be combined into and automatically become one share of outstanding Common Stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing Reverse Stock Split; all shares that are held by a shareholder as of the effective date hereof shall be aggregated and each fractional share resulting from the Reverse Stock Split after giving effect to such aggregation shall be cancelled.

In lieu of any interest in a fractional share to which a shareholder would otherwise be entitled as a result of the Reverse Stock Split, such shareholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing price of the Corporation’s Common Stock on the trading day immediately prior to the effective time of the Reverse Stock Split, as such price is reported on the Nasdaq Capital Market.”

There shall be no change in the number of authorized shares of common stock or preferred stock by virtue of the Certificate of Amendment.

The Reverse Stock Split will be effected simultaneously for all our then-existing common stock (the “Old Shares”) and the exchange ratio will be the same for all of our shares of issued and outstanding common stock. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share. Shares of common stock issued pursuant to the Reverse Stock Split (the “New Shares”) will remain fully paid and nonassessable. The Reverse Stock Split will not affect our continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. The information in the following table is based on 132,886,835 shares of common stock issued and outstanding as of [February 26, 2008], the Record Date.

				Post-Split
	Percentage			Common Stock
	Reduction	Common Stock	Common Stock	Authorized but
	in the	Outstanding	Authorized	Unissued
Proposed	Outstanding	after the	after the	after the
Reverse	Shares of	Reverse	Reverse	Reverse
Stock Split	Common Stock	Stock Split	Stock Split	Stock Split

1 for 5	80%	26,577,367	250,000,000	223,422,633
1 for 6	83%	22,147,805	250,000,000	227,852,195
1 for 7	86%	18,983,833	250,000,000	231,016,167
1 for 8	88%	16,610,854	250,000,000	233,389,146
1 for 9	89%	14,765,203	250,000,000	235,234,797
1 for 10	90%	13,288,683	250,000,000	236,711,317
1 for 11	91%	12,080,621	250,000,000	237,919,379
1 for 12	92%	11,073,902	250,000,000	238,926,098
1 for 13	92%	10,222,064	250,000,000	239,777,936
1 for 14	93%	9,491,916	250,000,000	240,508,084

Increased Number of Authorized But Unissued Shares

The Company has 117,113,165 authorized but unissued shares of our common stock as of [February 26, 2008], the Record Date. As set forth in the table above, if the Reverse Stock Split is effected, the number of authorized but unissued shares of our common stock would be in the range of 223,422,633 shares (in the case of a one for five exchange ratio) to 240,508,084 shares (in the case of a one for fourteen exchange ratio).

As we have previously disclosed, we are exploring and will continue to explore the possibility of entering into complementary regenerative medicine business activities, whether through an acquisition, business combination or otherwise. In addition, we are continuing to explore various financing alternatives through which we may raise additional equity capital. If we engage in an acquisition, business combination or financing or other similar transaction, we may issue additional shares of our common stock, and under certain circumstances we may use the additional number of authorized but unissued shares which would become available to us as a result of the Reverse Stock Split. However, we currently have no commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the increase in the number of available authorized shares as a result of the Reverse Stock Split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If this Proposal is approved by our shareholders and if our Board of Directors still believes that the Reverse Stock Split is in the best interests of Aastrom and its shareholders within four (4) weeks after the date shareholder approval is obtained, our Board of Directors will cause the Reverse Stock Split to be implemented at the whole number ratio between one for five and one for fourteen as selected by our Board of Directors in its sole discretion. We will file the Certificate of Amendment with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services at such time as our Board of Directors has determined the appropriate effective time for the Reverse Stock Split. Our Board of Directors may delay effecting the Reverse Stock Split without resoliciting shareholder approval to any time within four (4) weeks after the date shareholder approval is obtained. The Reverse Stock Split will become effective on the date the Certificate of Amendment is filed with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services (the “Split Effective Date”). Beginning on the Split Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Split Effective Date, shareholders will be notified that the Reverse Stock Split has been effected. We will retain an exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of our common stock, as such price is reported on the Nasdaq Capital Market on the last trading day prior to the Split Effective Date. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where Aastrom is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Split Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Aastrom or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Effect on Options, Warrants and Other Securities

All outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the exchange ratio implemented in the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. In future financial statements, we will restate net income or loss and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The net income or loss per share will be increased because there will be fewer shares of our common stock outstanding.

Discretionary Authority of Board of Directors to Abandon Reverse Stock Split

We reserve the right to abandon the Reverse Stock Split without further action by our shareholders at any time before the effectiveness of the filing with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services of the Certificate of Amendment to our Restated Articles of Incorporation, even if the Reverse Stock Split has been authorized by our shareholders at the Special Meeting of Shareholders. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board of Directors to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

Potential Anti-Takeover Effect

Although in theory the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of Aastrom with another company), this Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us. Other than this Proposal, our Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to have a potential anti-takeover effect on Aastrom.

No Dissenter’s Rights

Under applicable Michigan law, our shareholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which such shareholder resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, shareholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the Reverse Stock Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should be minimal in view of the low value of the fractional interest. The shareholder’s holding period for the New Shares will include the period during which the shareholder held the Old Shares surrendered in the Reverse Stock Split.

Our view regarding the tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with such shareholder’s own tax advisor with respect to all of the potential tax consequences to such shareholder of the Reverse Stock Split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of at least two-thirds of all outstanding shares of our common stock entitled to vote on this Proposal will be required for approval of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE GRANT OF DISCRETIONARY AUTHORITY TO AASTROM’S BOARD OF DIRECTORS TO AMEND AASTROM’S RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF AASTROM’S ISSUED AND OUTSTANDING COMMON STOCK AT ANY TIME WITHIN FOUR (4) WEEKS AFTER THE DATE SHAREHOLDER APPROVAL IS OBTAINED REGARDING THE REVERSE STOCK SPLIT, AT ANY WHOLE NUMBER RATIO BETWEEN ONE FOR FIVE AND ONE FOR FOURTEEN, WITH THE EXACT EXCHANGE RATIO AND TIMING OF THE REVERSE STOCK SPLIT (IF AT ALL) TO BE DETERMINED AT THE DISCRETION OF THE BOARD OF DIRECTORS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 31, 2008 with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director of Aastrom, (iii) each of the named executive officers of Aastrom, and (iv) all of our current executive officers and directors of Aastrom as a group.

	Shares Owned(1)
		Percentage of
Name and Address of Beneficial Owner(2)	Number of Shares	Class(3)

George W. Dunbar(4)	863,333	*
Gerald D. Brennan(5)	187,350	*
Elmar R. Burchardt(6)	93,750	*
Robert R. Bard(7)	10,050	*
R. Douglas Armstrong(8)	626,091	*
Timothy M. Mayleben(9)	112,233	*
Alan L. Rubino(10)	112,233	*
Nelson M. Sims(11)	93,833	*
Stephen G. Sudovar(12)	132,233	*
Susan L. Wyant(13)	142,233	*
Robert L. Zerbe(14)	92,800	*
All officers and directors as a group (7 persons)(15)	1,642,648	*

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include shares of restricted stock granted under Aastrom’s 2004 Equity Incentive Plan.

(2)	Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48105.

(3)	Calculated on the basis of 132,804,840 shares of common stock outstanding as of January 31, 2008 except the shares of common stock underlying options exercisable within 60 days of January 31, 2008 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4)	Includes 833,333 shares issuable upon exercise of options held by Mr. Dunbar that are exercisable within the 60-day period following January 31, 2008.

(5)	Includes 157,350 shares issuable upon exercise of options held by Mr. Brennan that are exercisable within the 60-day period following January 31, 2008. Mr. Brennan resigned from his positions as the Company’s Vice President, Administrative & Financial Operations and Chief Financial Officer, principal financial and accounting officer, Secretary, Treasurer and from all other offices, effective as of February 11, 2008. Mr. Brennan is an employee of the Company as of the date of this proxy statement.

(6)	Includes 93,750 shares issuable upon exercise of options held by Dr. Burchardt that are exercisable within the 60-day period following January 31, 2008. The Company’s Board of Directors determined on November 2, 2006 that Mr. Burchardt was not an executive officer. Mr. Burchardt is included in this section because he had been deemed to be an executive officer during a portion of the last completed fiscal year until November 2, 2006 when the Board of Directors determined that Mr. Burchardt was not an executive officer. Mr. Burchardt is an employee of the Company as of the date of this proxy statement.

(7)	Does not include any shares issuable upon exercise of options held by Mr. Bard that are exercisable within the 60-day period following January 31, 2008. The Company’s Board of Directors determined on November 2, 2006 that Mr. Bard was not an executive officer. Mr. Bard is included in this section because he had been deemed to be an executive officer during a portion of the last completed fiscal year until November 2, 2006 when the Board of Directors determined that Mr. Bard was not an executive officer. Mr. Bard resigned as an employee of the Company, effective as of September 21, 2007.

(8)	The number of shares held by Dr. Armstrong is set forth as of February 2, 2008, and does not include any shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following January 31, 2008. Includes 68,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Dr. Armstrong terminated his employment arrangement with the Company as Chief Executive Officer, effective as of July 17, 2006. Dr. Armstrong is included in this section because he served as the Company’s principal executive officer during a portion of the last completed fiscal year until July 17, 2006.

(9)	Includes 105,333 shares issuable upon exercise of options held by Mr. Mayleben that are exercisable within the 60-day period following January 31, 2008.

(10)	Includes 105,333 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following January 31, 2008.

(11)	Includes 78,333 shares issuable upon execution of options held by Mr. Sims that are exercisable within the 60-day period following January 31, 2008.

(12)	Includes 105,333 shares issuable upon exercise of options held by Mr. Sudovar that are exercisable within the 60-day period following January 31, 2008.

(13)	Includes 135,333 shares issuable upon exercise of options held by Dr. Wyant that are exercisable within the 60-day period following January 31, 2008.

(14)	Includes 85,600 shares issuable upon execution of options held by Dr. Zerbe are exercisable within the 60-day period following January 31, 2008.

(15)	Includes 1,542,348 shares issuable upon exercise of options that are exercisable within the 60-day period following January 31, 2008. Represents less than 1% of the outstanding shares of Aastrom’s common stock.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Under Aastrom’s bylaws, in order for business to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Aastrom must be received by Aastrom’s Corporate Secretary at the Company’s office at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105, no later than June 11, 2008. Such shareholder proposals may also be included in Aastrom’s proxy statement if they also satisfy the conditions established by the Securities and Exchange Commission for such inclusion.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Julie A. Caudill
Corporate Secretary and Controller

March   , 2008

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT
TO THE RESTATED ARTICLES OF INCORPORATION

1. The present name of the corporation is:

  Aastrom Biosciences, Inc.

2. The identification number assigned by the Bureau is:

  529-456

3. The following language is hereby added to the end of Article III of the Restated Articles of Incorporation:

Effective at 5:00 p.m. (EDT), on the date of filing of this Certificate of Amendment with the State of Michigan, every [five] ... [fourteen] outstanding shares of Common Stock will be combined into and automatically become one share of outstanding Common Stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a shareholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

In lieu of any interest in a fractional share to which a shareholder would otherwise be entitled as a result of such reverse stock split, such shareholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing price of the Corporation’s Common Stock on the trading day immediately prior to the effective time of the reverse stock split, as such price is reported on the Nasdaq Capital Market.

4. The foregoing amendment to the Restated Articles of Incorporation was duly adopted on the [XX] day of [April], 2008, at a meeting of the shareholders, where the necessary votes were cast in favor of the amendment.

Signed this   day of  , 2008.

By:

Name:

Its:

A-1

PROXY
AASTROM BIOSCIENCES, INC.
Proxy for Special Meeting of Shareholders
Solicited by the Board of Directors
          The undersigned hereby appoints George W. Dunbar, Jr. and Julie A. Caudill, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (“Aastrom” or the “Company”) which undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at Aastrom Biosciences, Inc. headquarters, Ann Arbor, Michigan on [Tuesday], [April 8], 2008 at 9:00 a.m. (EDT), and at any adjournment thereof (i) as hereinafter specified upon the proposal listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.
          The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1.
     A vote FOR the following proposal is recommended by the Board of Directors:
1. To approve the grant of discretionary authority to Aastrom’s Board of Directors to amend Aastrom’s Restated Articles of Incorporation to effect a reverse stock split of Aastrom’s issued and outstanding common stock at any time within four (4) weeks after the date shareholder approval is obtained regarding the reverse stock split, at any whole number ratio between one for five and one for fourteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”). The Reverse Stock Split will not occur unless the Board of Directors determines that it is in the best interests of Aastrom and its shareholders to implement the Reverse Stock Split.

☐FOR	☐AGAINST	☐ABSTAIN
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
                                                                                      Side Two
(Continued from other side)
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their title. Please date the Proxy.
Signature (s)                                                                                                                                   Date: